UNISYS CORPORATION


                                 AMENDMENT
                                   TO THE
                          DIRECTOR STOCK UNIT PLAN



1.  A new Section 4(D) is added to the Plan, effective September
24, 1999, to read as follows:

     "(D) Transfer of Previously Deferred Amounts. Upon the election of a Director, all or any portion of a Director's Account held under the terms of the Deferred Compensation Plan for Directors of Unisys Corporation may be transferred and credited under this Plan as Elective Stock Units, based on the Fair Market Value on the date of transfer. Payment of a Director's Stock Units credited to the Plan under this Section 4(D) shall be made in accordance with the Director's original deferral election, subject to any subsequent elections permitted under this Plan."

2. Section 8(B)(1) is amended and restated in its entirety, effective September 24, 1999 to read as follows:

"(B)   Revised Election.

(1) Pursuant to a Revised Election, a Director may specify:

    (I) a date for the commencement of the payment of the Director's Account that is after the date specified in the Director's Election; and/or

    (II) a form of payment that calls for a greater number of annual installment payments than that specified in the Director's Election, or a number of annual installment payments where the Director specified a single sum payment in his or her Election; and/or

    (III) a mode of payment (cash or stock) that is different than that specified in the Director's Election.

    (IV) Notwithstanding the foregoing, a Director may not elect a time of benefit commencement and/or a form of payment to the extent that such an election would cause any payments to be made after the March 31 first following the date that is 20 years after the date of the Director's termination of service as a Director."